Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 (expected to be filed with the Securities and Exchange Commission on or about December 20, 2013) of La Jolla Pharmaceutical Company (the “Company”) of our report dated April 1, 2013 relating to our audit of the Company’s December 31, 2012 consolidated financial statements incorporated by reference in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
December 20, 2013